EXHIBIT 4.1(c)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 METRO-TEL CORP.


                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is Metro- Tel Corp.

                  2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu thereof the following new Article FOURTH:

                           "FOURTH: The total number of shares of shares of capital stock which the Corporation is authorized to issue is 6,200,000 shares, consisting of:

                                    (1) 6,000,000 shares of Common Stock, having
                           a par value of $.025 per share; and

                                    (2) 200,000 shares of Preferred Stock having
                           a par value of $1.00 per share. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by filing any certificate prescribed by law, to provide for the issuance of such Preferred Stock in series and to establish the number of shares to be included in each such series, the full or limited voting powers, or the denial of voting powers of each such series, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications or restrictions and other distinguishing characteristics, if any, of the shares of each such series. The authority of the Board of Directors with

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                           respect  to the  shares  of each  such  series  shall
                           include, without limitation, determination of the following:

                                    (a) the number  of shares of such series and
                           the designation thereof;

                                    (b) the annual rate or amount of  dividends,
                           if any, payable on shares of each such series (which dividends would be payable in preference to any dividends on Common Stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the date when such dividends shall be payable;

                                    (c)  whether  the shares of each such series
                           shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of each such series may be redeemed;

                                    (d) the amount, if any, payable on shares of
                           each such series in the event of liquidation, dissolution or winding up of the affairs of the Corporation;

                                    (e)  whether  the shares of each such series
                           shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the price or prices or the rate or rates at which shares of each such series shall be so convertible or exchangeable, and the adjustment which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

                                    (f)  whether  the shares of each such series
                           shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of voting rights."

                  3. The amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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                  4. The capital of the Corporation will not be reduced under or by reason of the amendment herein certified.

Executed at New York, New York on October 27, 1983.


                                           /s/ Venerando J. Indelicato
                                           -------------------------------------
                                           Venerando J. Indelicato, President


Attest;



/s/ Sheppard Beidler
-------------------------------
Sheppard Beidler, Secretary


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